Exhibit 99

RPC, Inc. Reports Second Quarter 2021 Financial Results

ATLANTA, July 28, 2021 - RPC, Inc. (NYSE: RES) today announced its unaudited results for the second quarter ended June 30, 2021. RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States and in selected international markets.

For the quarter ended June 30, 2021, RPC generated revenues of $188.8 million, an increase of 111.4 percent compared to $89.3 million in the second quarter of 2020, which was significantly impacted by the COVID-19 pandemic. Operating loss for the second quarter of 2021 was $1.2 million compared to an operating loss of $37.5 million and an adjusted operating loss of $35.9 million in the second quarter of the prior year.1 Net loss for the second quarter of 2021 was $726 thousand, or $0.00 per share, compared to a net loss of $25.1 million, or $0.12 loss per share in second quarter of the prior year. In the second quarter of 2020 the adjusted net loss was $22.3 million, or $0.10 adjusted loss per share.2 Earnings before interest, taxes, depreciation and amortization (EBITDA) for the second quarter of 2021 was $17.3 million, compared to EBITDA of negative $19.4 million and an adjusted EBITDA of negative $17.8 million in the same period of the prior year.3

Cost of revenues during the second quarter of 2021 was $145.8 million, or 77.2 percent of revenues, compared to $80.0 million, or 89.6 percent of revenues during the second quarter of 2020. Cost of revenues increased primarily due to increases in expenses consistent with higher activity levels, as well as higher fuel costs. Cost of revenues as a percentage of revenues decreased due to the leverage of higher revenues over certain fixed direct costs.

Selling, general and administrative expenses were $29.4 million in the second quarter of 2021 compared to $28.8 million in the second quarter of 2020. These expenses reflect higher bad debt expense and expenses consistent with higher activity levels partially offset by lower employment costs consistent with RPC’s cost control efforts. Selling, general and administrative expenses decreased from 32.2 percent of revenues in the second quarter of 2020 to 15.6 percent of revenues in the second quarter of 2021 due to cost leverage on higher revenues. Depreciation and amortization was $17.9 million in the second quarter of 2021 compared to $19.6 million in the second quarter of the prior year. Depreciation and amortization declined primarily because capital expenditures have remained relatively low during the last several quarters.

1 Adjusted operating loss is a financial measure which does not conform to GAAP. Additional disclosure regarding this non-GAAP financial measure and its reconciliation to operating loss, the nearest GAAP financial measure, is disclosed in Appendix A to this press release.

2 Adjusted net loss and adjusted loss per share are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss and loss per share, the nearest GAAP financial measures, are disclosed in Appendix B to this press release.

3 Adjusted EBITDA and EBITDA are financial measures which do not conform to GAAP. Additional disclosure regarding these non-GAAP financial measures and their reconciliation to net loss, the nearest GAAP financial measure, is disclosed in Appendix C to this press release.

Second Quarter 2021 Earnings Release

For the six months ended June 30, 2021, revenues increased 11.5 percent to $371.4 million compared to $333.1 million for the same period last year. Net loss for the six-month period was $10.4 million, or $0.05 loss per share, compared to a net loss of $185.5 million, or $0.87 loss per share in the same period last year. The adjusted net loss for the six months ended June 30, 2020 was $22.3 million, or $0.10 adjusted loss per share. 2

Discussion of Sequential Quarterly Financial Results

RPC’s revenues for the quarter ended June 30, 2021 increased by $6.1 million, or 3.4 percent, compared to the prior quarter due to activity increases in most of our service lines. Cost of revenues during the second quarter of 2021 decreased slightly to $145.8 million. As a percentage of revenues, cost of revenues decreased from 80.1 percent in the first quarter of 2021 to 77.2 percent in the second quarter of 2021 due to a favorable job mix in several service lines as well as the positive impact of the CARES Act employee retention tax credit recognized during the quarter. Selling, general and administrative expenses decreased by $1.2 million in the second quarter of 2021 compared to the prior quarter, also due to the impact of the CARES Act employee retention tax credit. RPC’s operating loss in the second quarter of 2021 was $1.2 million, compared to an operating loss of $10.5 million for the first quarter of 2021. EBITDA for the second quarter of 2021 was $17.3 million compared to EBITDA of $7.8 million in the first quarter of 20213.

The average U.S. domestic rig count during the second quarter of 2021 was 453, a 15.6 percent increase compared to the same period in 2020, and a 14.4 percent increase compared to the first quarter of 2021. The average price of oil during the second quarter of 2021 was $66.58 per barrel, a 143.7 percent increase compared to the same period in 2020, and a 14.5 percent increase compared to the first quarter of 2021. The average price of natural gas during the second quarter of 2021 was $2.98 per Mcf, a 74.3 percent increase compared to the same period in 2020, but a 17.0 percent decrease compared to the first quarter of 2021.

Management Commentary

“Second quarter revenues improved sequentially as drilling and completion activities continued to increase due to stronger oil prices and an improving economy,” stated Richard A. Hubbell, RPC’s President and Chief Executive Officer. “These overall activity improvements were partially offset by several significant customer-related operational delays and extreme rain experienced in the Permian Basin during the quarter. As a result, pressure pumping revenues declined slightly during the second quarter. In addition, revenues in our nitrogen service line declined sequentially because of the large amount of nonrecurring weather-related remedial processing plant and pipeline work this service line performed during the first quarter.

“We begin the third quarter with high customer demand with indications that our customer base is responding to this year’s higher commodity prices with higher drilling and completion plans during the third and fourth quarters. We recently activated an additional horizontal pressure pumping fleet to meet this demand and expect higher activity in this service line during the second half of the year. Also, we have had success passing through cost increases, such as labor and fuel. This view of our near-term operating environment is tempered by our industry’s struggle to achieve net pricing improvements, which limits our financial returns. Our second quarter capital expenditures of $14.1 million reflect a continued conservative outlook, and we are pleased that our cash balance at the end of the quarter was $121.0 million, significantly higher than year-end 2020,” concluded Hubbell.

Second Quarter 2021 Earnings Release

Summary of Segment Operating Performance

RPC manages two operating segments - Technical Services and Support Services.

Technical Services includes RPC’s oilfield service lines that utilize people and equipment to perform value-added completion, production and maintenance services directly to a customer’s well. These services are generally directed toward improving the flow of oil and natural gas from producing formations or to address well control issues. The Technical Services segment includes pressure pumping, downhole tools and services, coiled tubing, hydraulic workover services, nitrogen, surface pressure control equipment, well control, and fishing tool operations.

Support Services includes RPC’s oilfield service lines that provide equipment for customer use or services to assist customer operations. The equipment and services offered include rental of tubulars and related tools, pipe handling, inspection and storage services, and oilfield training services.

Technical Services quarterly revenues increased by 118.7 percent compared to the same period of the prior year due to significantly higher activity levels. On a sequential basis, Technical Services revenues increased by 2.0 percent compared to the prior quarter. Technical Services generated an operating profit of $1.4 million in the second quarter of 2021 due to higher activity levels and leverage of higher revenues over costs that are relatively fixed during the short term, compared to an operating loss of $5.8 million in the first quarter of 2021. Support Services revenues increased by 44.1 percent during the second quarter compared to the same period of the prior year. On a sequential basis, Support Services revenues increased by 26.8 percent compared to the prior quarter, primarily due to activity increases in our rental tools service line.

Second Quarter 2021 Earnings Release

(in thousands)	Three Months Ended			Six Months Ended June 30,
	June 30,	March 31,	June 30,
	2021	2021	2020	2021	2020
Revenues:
Technical Services	$176,119	$172,641	$80,532	$348,760	$308,232
Support Services	12,638	9,969	8,768	22,607	24,845
Total revenues	$188,757	$182,610	$89,300	$371,367	$333,077
Operating (loss) profit:
Technical Services	$1,429	$(5,762)	$(34,100)	$(4,334)	$(46,307)
Support Services	(2,402)	(2,896)	(1,846)	(5,298)	(299)
Corporate expenses	(3,358)	(3,323)	(3,139)	(6,680)	(6,469)
Impairment and other charges *	-	-	(1,639)	-	(207,175)
Gain on disposition of assets, net	3,111	1,460	3,194	4,571	4,013
Total operating loss	$(1,220)	$(10,521)	$(37,530)	$(11,741)	$(256,237)
Interest expense	(103)	(380)	(71)	(483)	(184)
Interest income	14	18	68	32	402
Other income (expense), net	616	507	(1,481)	1,123	(1,789)

Loss before income taxes	$(693)	$(10,376)	$(39,014)	$(11,069)	$(257,808)

* June 2020 represents $1,098 related to Technical Services and $541 related to Corporate Expenses.

RPC, Inc. will hold a conference call today, July 28, 2021 at 9:00 a.m. ET to discuss the results for the quarter. Interested parties may listen in by accessing a live webcast in the investor relations section of RPC, Inc.’s website at rpc.net. The live conference call can also be accessed by calling (833) 579-0910 or (778) 560-2620 for international callers, and use conference ID number 5696289. For those not able to attend the live conference call, a replay will be available in the investor relations section of RPC, Inc.’s website beginning approximately two hours after the call and for a period of 90 days.

RPC provides a broad range of specialized oilfield services and equipment primarily to independent and major oilfield companies engaged in the exploration, production and development of oil and gas properties throughout the United States, including the Gulf of Mexico, mid-continent, southwest, Appalachian and Rocky Mountain regions, and in selected international markets. RPC’s investor website can be found at rpc.net.

Certain statements and information included in this press release constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, including all statements that look forward in time or express management’s beliefs, expectations or hopes. These statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of RPC to be materially different from any future results, performance or achievements expressed or implied in such forward-looking statements, including our expectations that our customer base is responding to this year’s higher commodity prices with active drilling and completion plans during the third and fourth quarters; our expectation that we will experience higher activity levels in our Technical Services service line during the second half of the year; and our belief that our industry is unable to achieve net pricing improvements. Such risks include changes in general global business and economic conditions, including fluctuations in prices of oil and natural gas; risks associated with collections of our accounts receivable from customers experiencing challenging business conditions; drilling activity and rig count; risks of reduced availability or increased costs of both labor and raw materials used in providing our services; the impact on our operations due to changes in regulatory and environmental laws; turmoil in the financial markets and the potential difficulty to fund our capital needs; the actions of OPEC+, which could impact drilling activity; adverse weather conditions in oil and gas producing regions; competition in the oil and gas industry; an inability to implement price increases; risks of international operations; and reliance upon large customers. Additional discussion of factors that could cause the actual results to differ materially from management’s projections, forecasts, estimates and expectations is contained in RPC's Form 10-K for the year ended December 31, 2020.

For information about RPC, Inc., please contact:

Ben M. Palmer	Jim Landers
Chief Financial Officer	Vice President Corporate Services
(404) 321-2140	(404) 321-2162
irdept@rpc.net	jlanders@rpc.net

Second Quarter 2021 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS (In thousands except per share data)
Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	2021	2020
REVENUES	$188,757	$182,610	$89,300	$371,367	$333,077
COSTS AND EXPENSES:
Cost of revenues	145,789	146,223	80,037	292,012	261,981
Selling, general and administrative expenses	29,403	30,595	28,775	59,998	65,305
Impairment and other charges	-	-	1,639	-	207,175
Depreciation and amortization	17,896	17,773	19,573	35,669	58,866
Gain on disposition of assets, net	(3,111)	(1,460)	(3,194)	(4,571)	(4,013)
Operating loss	(1,220)	(10,521)	(37,530)	(11,741)	(256,237)
Interest expense	(103)	(380)	(71)	(483)	(184)
Interest income	14	18	68	32	402
Other income (expense), net	616	507	(1,481)	1,123	(1,789)
Loss before income taxes	(693)	(10,376)	(39,014)	(11,069)	(257,808)
Income tax provision (benefit)	33	(714)	(13,921)	(681)	(72,292)
NET LOSS	$(726)	$(9,662)	$(25,093)	$(10,388)	$(185,516)

LOSS PER SHARE
Basic	$0.00	$(0.05)	$(0.12)	$(0.05)	$(0.87)
Diluted	$0.00	$(0.05)	$(0.12)	$(0.05)	$(0.87)

WEIGHTED AVERAGE SHARES OUTSTANDING
Basic	213,009	212,959	212,403	212,970	212,361
Diluted	213,009	212,959	212,403	212,970	212,361

Second Quarter 2021 Earnings Release

RPC INCORPORATED AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
At June 30, (Unaudited)	(In thousands)
	2021	2020
ASSETS
Cash and cash equivalents	$121,015	$145,405
Accounts receivable, net	180,674	109,183
Inventories	81,198	93,392
Income taxes receivable	51,002	46,907
Prepaid expenses	5,659	5,855
Assets held for sale	4,032	5,385
Other current assets	2,648	2,976
Total current assets	446,228	409,103
Property, plant and equipment, net	251,396	278,358
Operating lease right-of-use assets	23,321	29,215
Goodwill	32,150	32,150
Other assets	37,111	34,042
Total assets	$790,206	$782,868

LIABILITIES AND STOCKHOLDERS' EQUITY
Accounts payable	$53,524	$21,083
Accrued payroll and related expenses	21,079	13,246
Accrued insurance expenses	5,007	6,312
Accrued state, local and other taxes	3,879	3,731
Income taxes payable	1,418	435
Current portion of operating lease liabilities	7,909	9,411
Other accrued expenses	3,407	4,596
Total current liabilities	96,223	58,814
Long-term accrued insurance expenses	10,481	12,995
Long-term pension liabilities	32,789	37,420
Long-term operating lease liabilities	17,486	23,978
Other long-term liabilities	-	106
Deferred income taxes	9,093	902
Total liabilities	166,072	134,215
Common stock	21,573	21,512
Capital in excess of par value	-	-
Retained earnings	619,756	649,844
Accumulated other comprehensive loss	(17,195)	(22,703)
Total stockholders' equity	624,134	648,653
Total liabilities and stockholders' equity	$790,206	$782,868

Second Quarter 2021 Earnings Release

Appendix A

RPC, Inc. has used the non-GAAP financial measure of adjusted operating loss in today's earnings release, and anticipates using this non-GAAP financial measure in today's earnings conference call. This measure should not be considered in isolation or as a substitute for operating loss, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measure of adjusted operating loss enables us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Operating Loss to Adjusted Operating Loss, the nearest performance measure prepared in accordance with GAAP, is shown below:

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Reconciliation of operating loss to adjusted operating loss

Operating loss	$(1,220)	$(10,521)	$(37,530)	$(11,741)	$(256,237)
Add:
Impairment and other charges	-	-	1,639	-	207,175
Adjusted operating loss	$(1,220)	$(10,521)	$(35,891)	$(11,741)	$(49,062)

Second Quarter 2021 Earnings Release

Appendix B

RPC, Inc. has used the non-GAAP financial measures of adjusted net loss and adjusted loss per share, in today's earnings release and anticipates using these non-GAAP financial measures in today's earnings conference call. These measures should not be considered in isolation or as a substitute for net loss, loss per share, or other performance measures prepared in accordance with GAAP.

Management believes that presenting the financial measures of adjusted net loss and adjusted loss per share, enable us to compare our operating performance consistently over various time periods without regard to non-recurring items.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of this non-GAAP measure with its most comparable GAAP measures. This reconciliation also appears on RPC, Inc.'s investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to Adjusted Net Loss and the Reconciliation of Loss Per Share to Adjusted Loss Per Share is shown below:

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(In thousands except per share amounts)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Reconciliation of net loss to adjusted net loss

Net Loss	$(726)	$(9,662)	$(25,093)	$(10,388)	$(185,516)
Add:
Discrete tax adjustments	-	-	2,061	-	24,868
Impairment and other charges, net of tax	-	-	770	-	129,412
Total impact of discrete tax adjustments
and Impairment and other charges	-	-	2,831	-	154,280
Adjusted net loss	$(726)	$(9,662)	$(22,262)	$(10,388)	$(31,236)

Reconciliation of loss per Share to adjusted loss per share

Loss per share	$0.00	$(0.05)	$(0.12)	$(0.05)	$(0.87)
Total impact of discrete tax adjustments
and Impairment and other charges	$-	$-	$0.01	$-	$0.73

Adjusted loss per share	$0.00	$(0.05)	$(0.10)	$(0.05)	$(0.15)

Weighted average shares outstanding	213,009	212,959	212,403	212,970	212,361

Second Quarter 2021 Earnings Release

Appendix C

RPC has used the non-GAAP financial measures of earnings before interest, taxes, depreciation and amortization (EBITDA) and adjusted earnings before interest, taxes, depreciation and amortization (adjusted EBITDA) in today's earnings release, and anticipates using EBITDA and adjusted EBITDA in today's earnings conference call. EBITDA and adjusted EBITDA should not be considered in isolation or as a substitute for net loss or other performance measures prepared in accordance with GAAP.

RPC uses EBITDA and adjusted EBITDA as a measure of operating performance because it allows us to compare performance consistently over various periods without regard to changes in our capital structure or non-recurring items. We are also required to use EBITDA to report compliance with financial covenants under our revolving credit facility.

A non-GAAP financial measure is a numerical measure of financial performance, financial position, or cash flows that either 1) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, that are included in the most directly comparable measure calculated and presented in accordance with GAAP in the statement of operations, balance sheet or statement of cash flows, or 2) includes amounts, or is subject to adjustments that have the effect of including amounts, that are excluded from the most directly comparable measure so calculated and presented. Set forth below is a reconciliation of net loss to EBITDA and adjusted EBITDA, the most comparable GAAP measures. This reconciliation also appears on RPC's investor website, which can be found on the Internet at rpc.net.

The Reconciliation of Net Loss to EBITDA and Adjusted EBITDA is shown below:

Periods ended, (Unaudited)	Three Months Ended			Six Months Ended
(In thousands)	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Reconciliation of net loss to EBITDA and adjusted EBITDA
Net loss	$(726)	$(9,662)	$(25,093)	$(10,388)	$(185,516)
Add:
Income tax provision (benefit)	33	(714)	(13,921)	(681)	(72,292)
Interest expense	103	380	71	483	184
Depreciation and amortization	17,896	17,773	19,573	35,669	58,866
Less:
Interest income	14	18	68	32	402
EBITDA	$17,292	$7,759	$(19,438)	$25,051	$(199,160)
Add:
Impairment and other charges	-	-	1,639	-	207,175
Adjusted EBITDA	$17,292	$7,759	$(17,799)	$25,051	$8,015